Term Sheet No. J162 To the Product Supplement No. JPM-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 December 7, 2010

Credit Suisse AG
Structured Investments	Credit Suisse $ Capped Knock-Out Notes due December 29, 2011 Linked to the Common Stock of Johnson Controls, Inc.

General
•
The notes are designed for investors who seek a capped return at maturity linked to the closing price of the common stock of Johnson Controls, Inc. Investors should be willing to forgo interest and dividend payments and, if the closing price of the Reference Shares is less than the Initial Share Price by more than the Knock-Out Buffer Amount, which is expected to be 31.00% (to be determined on the Pricing Date), on any trading day during the Monitoring Period and the Final Share Price is less than the Initial Share Price, be willing to lose up to 100% of their investment. If the closing price is not less than the Initial Share Price by more than the Knock-Out Buffer Amount on any trading day during the Monitoring Period, at maturity investors will be entitled to receive the principal amount of their notes and will have the opportunity to participate in the appreciation of the Reference Shares, if any, subject to the Maximum Return, which will be at least 20.00% (to be determined on the Pricing Date), and the Contingent Minimum Return, which will be at least 10.00% (to be determined on the Pricing Date). Any payment at maturity is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing December 29, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The notes are expected to price on or about December 10, 2010 (the “Pricing Date”) and are expected to settle on or about December 15, 2010. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The notes are linked to the common stock of Johnson Controls, Inc. The Reference Shares trade on the New York Stock Exchange under the ticker symbol “JCI.”  For additional information on the Reference Shares, see “The Reference Shares” herein.

Payment at Maturity:	At maturity, you will be entitled to receive a cash payment that will reflect the performance of the Reference Shares, as follows:
• If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and:
• if the Underlying Return is less than or equal to the Contingent Minimum Return, the Contingent Minimum Return;
• if the Underlying Return is greater than the Contingent Minimum Return but less than the Maximum Return, the Underlying Return; and
• if the Underlying Return is equal to or greater than the Maximum Return, the Maximum Return.
If a Knock-Out Event has not occurred, your payment at maturity is expected to be between $1,100 and $1,200 (to be determined on the Trade Date).
•      If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the lesser of (i) the Underlying Return and (ii) the Maximum Return.

If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Share Price is less than the Initial Share Price.
Any payment at maturity is subject to our ability to pay our obligations as they become due.
Knock-Out Event:	A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the closing price of the Reference Shares is less than the Initial Share Price by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	Expected to be 31.00% (to be determined on the Pricing Date).
Monitoring Period:	The period from but excluding the Pricing Date to and including the Valuation Date.
Underlying Return:	Final Share Price – Initial Share Price Initial Share Price
Maximum Return:	Expected to be 20.00% (to be determined on the Pricing Date).
Contingent Minimum Return:	Expected to be 10.00% (to be determined on the Pricing Date).
Initial Share Price:*	The closing price of one Reference Share on the Pricing Date.
Final Share Price:	The closing price of one Reference Share on the Valuation Date.
Valuation Date†:	December 23, 2011
Maturity Date†:	December 29, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546EL77
* In the event that the closing price of the Reference Shares is not available on the Pricing Date, the Initial Share Price will be the closing price of one Reference Share on the immediately following trading day on which a closing price is available.
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described herein.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this term sheet and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
JPMorgan
Placement Agent
December 7, 2010

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, the product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this term sheet together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003155/a2191793z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Reference Shares, assuming an Initial Share Price of $40, a Knock-Out Buffer Amount of 31.00%, a Maximum Return of 20.00%, a Contingent Minimum Return of 10.00% and a Share Adjustment Factor of 1.0. The actual Initial Share Price, Knock-Out Buffer Amount, Maximum Return and Contingent Minimum Return will be determined on the Pricing Date. The hypothetical results set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on the closing price of the Reference Shares on the Valuation Date and on whether a Knock-Out Event occurs. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		A Knock-Out Event Does Not Occur		A Knock-Out Event Does Occur
Final Share Price ($)	Underlying Return	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
80.00	100.00%	20.00%	$1,200.00	20.00%	$1,200.00
76.00	90.00%	20.00%	$1,200.00	20.00%	$1,200.00
72.00	80.00%	20.00%	$1,200.00	20.00%	$1,200.00
68.00	70.00%	20.00%	$1,200.00	20.00%	$1,200.00
64.00	60.00%	20.00%	$1,200.00	20.00%	$1,200.00
60.00	50.00%	20.00%	$1,200.00	20.00%	$1,200.00
56.00	40.00%	20.00%	$1,200.00	20.00%	$1,200.00
52.00	30.00%	20.00%	$1,200.00	20.00%	$1,200.00
48.00	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
46.00	15.00%	15.00%	$1,150.00	15.00%	$1,150.00
44.00	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
42.00	5.00%	10.00%	$1,100.00	5.00%	$1,050.00
40.00	0.00%	10.00%	$1,100.00	0.00%	$1,000.00
38.00	-5.00%	10.00%	$1,100.00	-5.00%	$950.00
36.00	-10.00%	10.00%	$1,100.00	-10.00%	$900.00
32.00	-20.00%	10.00%	$1,100.00	-20.00%	$800.00
28.00	-30.00%	10.00%	$1,100.00	-30.00%	$700.00
27.60	-31.00%	10.00%	$1,100.00	-31.00%	$690.00
24.00	-40.00%	N/A	N/A	-40.00%	$600.00
20.00	-50.00%	N/A	N/A	-50.00%	$500.00
16.00	-60.00%	N/A	N/A	-60.00%	$400.00
12.00	-70.00%	N/A	N/A	-70.00%	$300.00
8.00	-80.00%	N/A	N/A	-80.00%	$200.00
4.00	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the payment at maturity is calculated.

Example 1: The closing price of the Reference Shares increases from the Initial Share Price of $40 to a Final Share Price of $60, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of 50% is greater than the Maximum Return, the investor receives a payment at maturity of $1,200 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 20%)
	=	$1,200

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of 50% is greater than the Maximum Return, the investor receives a payment at maturity of $1,200 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 20%)
	=	$1,200

Example 2: The closing price of the Reference Shares increases from the Initial Share Price of $40 to a Final Share Price of $46, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of 15% is greater than the Contingent Minimum Return but less than the Maximum Return, the investor receives a payment at maturity of $1,150 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 15%)
	=	$1,150

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of 15% is less than the Maximum Return, the investor receives a payment at maturity of $1,150 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 15%)
	=	$1,150

Example 3: The closing price of the Reference Shares increases from the Initial Share Price of $40 to a Final Share Price of $42 and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of 5% is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,100 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 10%)
	=	$1,100

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of 5% is less than the Maximum Return, the investor receives a payment at maturity of $1,100 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 5%)
	=	$1,050

Example 4: The closing price of the Reference Shares decreases from the Initial Share Price of $40 to a Final Share Price of $32, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of -20% is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,100 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 10%)
	=	$1,100

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of -20% is less than the Maximum Return, the investor receives a payment at maturity of $800 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × -20%)
	=	$800

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL – The notes provide the opportunity to participate in the appreciation of the Reference Shares at maturity, up to the Maximum Return on the notes, which will be set on the Pricing Date and will not be less than 20.00%. Accordingly, the maximum amount payable at maturity is expected to be at least $1,200 for every $1,000 principal amount of notes. If a Knock-Out Event has not occurred, in addition to the principal amount, you will be entitled to receive at maturity at least the Contingent Minimum Return of 10% on the notes, or a minimum payment at maturity of $1,100 for every $1,000 principal amount of notes. The actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 10%. Even if a Knock-Out Event has occurred, if the Final Share Price is greater than the Initial Share Price, in addition to the principal amount, you will be entitled to receive at maturity a return on the notes equal to the Underlying Return, subject to the Maximum Return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Certain United States Federal Income Tax Considerations” in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event occurs and the Final Share Price is less than the Initial Share Price, you will lose 1% of your principal for each 1% decline in the Final Share Price as compared to the Initial Share Price. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
THE NOTES DO NOT PAY INTEREST – We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Reference Shares. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Reference Shares, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – Regardless of whether a Knock-Out Event occurs, if the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Reference Shares, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Pricing Date and will not be less than 20.00%. Accordingly, the maximum amount payable at maturity is expected to be $1,200 per $1,000 principal amount of notes. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
YOU WILL NOT BE ENTITLED TO ANY MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS – The notes are subject to closing price monitoring. As a result, if the closing price of the Reference Shares on any trading day during the Monitoring Period is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 31.00%*, you will not be entitled to receive the Contingent Minimum Return of 10.00%* on the notes and you will be fully exposed at maturity to any depreciation in the Reference Shares. Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Share Price as compared to the Initial Share Price. You will be subject to this potential loss of principal even if the Reference Shares subsequently increases such that the price of the Reference Shares is less than the Initial Share Price by not more than the Knock-Out Buffer Amount, or is equal to or greater than the Initial Share Price. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Reference Shares.

* The actual Knock-Out Buffer Amount and the actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 31.00% and 10.00%, respectively.

•
NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Reference Shares. In addition, the issuer of the Reference Shares (the “Reference Share Issuer”) will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Shares and the notes.

•
NO AFFILIATION WITH THE REFERENCE SHARE ISSUER – We are not affiliated with the Reference Share Issuer.  We assume no responsibility for the adequacy of the information about Reference Share Issuer contained in this term sheet.  You should make your own investigation into the Reference Shares and the Reference Share Issuer.  We are not responsible for the Reference Share Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

HEDGING AND TRADING IN THE REFERENCE SHARES — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Shares or instruments related to the Reference Shares.  We or our affiliates may also trade in the Reference Shares or instruments related to the Reference Shares from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for the Reference Shares for certain events affecting the Reference Shares. However, an adjustment will not be required in response to all events that could affect the Reference Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “Adjustments” below for further information.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY – Johnson Controls, Inc. (the “Reference Share Issuer”) is primarily engaged in the public building and related furniture industry. The common stock of the Reference Share Issuer may be subject to increased price volatility as it is linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Reference Share Issuer is primarily involved in the public building and related furniture industry, the common stock of the Reference Share Issuer is subject to certain risks associated with the public building and related furniture industry.

The public building and related furniture industry can be significantly affected by events relating to international political and economic developments, commodity prices, and tax and other government regulations. Competitive pressures may have a significant effect on the financial condition of companies in the public building and related furniture industry. These prices may fluctuate substantially over short periods of time and could have a material adverse effect on companies engaged in the public building and related furniture industry.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time engage in business with any of the Reference Share Issuer, including extending loans to, or making equity investments in, such Reference Share Issuer or providing advisory services to such Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold the Reference Shares. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the price of the Reference Shares during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	whether the Final Share Price has decreased, as compared to the Initial Share Price, by more than the Knock-Out Buffer Amount;

o	the expected volatility of the Reference Shares;

o	the time to maturity of the notes;

o	the dividend rate on the Reference Shares;

o	interest and yield rates in the market generally;

o
events affecting companies engaged in the public building and related furniture industry including those relating to international political and economic developments, commodity prices, and tax and other government regulations;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Shares or markets generally and which may affect the closing price of the Reference Shares;

o	the occurrence of certain events affecting the Reference Share Issuer that may or may not require an adjustment to the Share Adjustment Factor, including a merger or acquisition; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Reference Shares and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Reference Shares

All information contained herein with respect to the Reference Shares and on Johnson Controls, Inc. is derived from publicly available sources and is provided for informational purposes only.  Companies with securities registered under the Exchange Act are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below. According to its publicly available filings with the SEC, Johnson Controls, Inc. integrates technologies, products and services, and seeks to create smart environments that redefine the relationships between people and their surroundings. Johnson Controls, Inc. strives to create a more comfortable, safe and sustainable world through its products and services to millions of vehicles, homes and commercial buildings. Johnson Controls, Inc. provides automotive interiors that help make driving more comfortable, safe and enjoyable.  For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls, Inc. also provides batteries for automobiles and hybrid electric vehicles, along with related systems engineering, marketing and service expertise. The common stock of Johnson Controls, Inc., par value $0.01 7/18 per share, is listed on the New York Stock Exchange. Johnson Control Inc.’s SEC file number is 1-5097 and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following graph sets forth the historical performance of the Reference Shares based on the closing price (in U.S. dollars) of the Reference Shares from January 1, 2005 through December 3, 2010. The closing prices of the Reference Shares on December 3, 2010 was $39.19. We obtained the closing prices of the Reference Shares below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since the commencement of trading of the Reference Shares, the price of the Reference Shares has experienced significant fluctuations.

The historical performance of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Shares on any trading day during the Monitoring Period, including on the Valuation Date. We cannot give you assurance that the performance of the Reference Shares will result in any return of your investment.  Any payment at maturity is subject to our ability to pay our obligations as they become due.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Shares.

Definitions

To the extent the terms described herein differ from or are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described herein control.

For one unit of the Reference Shares, the “closing price” on any underlying business day or trading day means the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market LLC, the official closing price), of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Reference Shares (or such other security) is listed or admitted to trading, multiplied by the Share Adjustment Factor (as defined below).

An “underlying business day” is any day, as determined by the calculation agent, that is (or, but for the occurrence of a market disruption event in respect of the Reference Shares, would have been) a day on which trading is generally conducted on the Relevant Exchange, or Related Exchanges (each as defined herein), other than a day on which one or more of such Relevant Exchanges and Related Exchanges is scheduled to close prior to its regular weekday closing time.

“Relevant Exchange” means, with respect to the Reference Shares, the principal exchange on which the Reference Shares is traded.

“Related Exchange” means, with respect to the Reference Shares, any exchange on which futures or options contracts relating to the Reference Shares are traded.

Market Disruption Events

A “market disruption event” is, in respect of the Reference Shares:

(a)
the occurrence or existence of a suspension, absence or material limitation of trading of the Reference Shares on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange;

(b)
a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for the Reference Shares during the last one-half hour preceding the close of the principal trading session on the Relevant Exchange are materially inaccurate;

(c)
a suspension, absence or material limitation of trading on the primary Related Exchange or market for trading in futures or options contracts related to the Reference Shares, if available, during the one-half hour period preceding the close of the principal trading session in the of such Related Exchange or market; or

(d)	a decision to permanently discontinue trading in such futures or options contracts,

in each case, as determined by the calculation agent in its sole discretion; and a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in the Reference Shares or any instrument related to the Reference Shares or to adjust or unwind all or a material portion of any hedge position in the Reference Shares with respect to the notes.

For the purpose of determining whether a market disruption event has occurred:

(a)
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the Relevant Exchange or the primary Related Exchange or market for trading in futures or options contracts related to the Reference Shares,

(b)
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

(c)	a suspension of trading in futures or options contracts on the Reference Shares by the primary exchange or market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Reference Shares, as determined by the calculation agent in its sole discretion; and

(d)
a “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to the Reference Shares are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the calculation agent determines that a market disruption event exists on the Valuation Date, then the Valuation Date will be postponed to the first succeeding underlying business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five underlying business days immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding underlying business day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the existence of a market disruption event, and (b) the calculation agent will determine the closing price of the Reference Shares on that fifth succeeding underlying business day using its good faith estimate of the settlement price of the Reference Shares that would have prevailed on the Relevant Exchange on that deemed Valuation Date occurrence of a market disruption event.

If the Valuation Date is postponed as a result of a market disruption event as described above or because the scheduled Valuation Date is not an underlying business day, then the Maturity Date will be postponed to the fifth business day following the Valuation Date as postponed.

Adjustments

For the purposes of calculating the closing price of the Reference Shares on any trading day during the Monitoring Period, the closing price will be multiplied by the Share Adjustment Factor, which will initially be set to 1.0. No adjustments to any Share Adjustment Factor will be required other than those specified below.

The calculation agent will not be required to make any adjustments to the Share Adjustment Factor after the close of business on the Valuation Date.

The required adjustments specified below do not cover all events that could affect the closing prices of the Reference Shares. No adjustment to the Share Adjustment Factor will be required unless such adjustment would require an increase or decrease of at least 1% of the Share Adjustment Factor, but any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment of the Share Adjustment Factor.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below and its determinations and calculations will be conclusive absent manifest error.

Stock Splits and Reverse Stock Splits

If the Reference Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•
the number of shares that a holder of one share of the Reference Shares before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If the Reference Shares are subject to a (i) stock dividend, i.e., an issuance of additional shares of the Reference Shares, that is given ratably to all or substantially all holders of the Reference Shares, or (ii) distribution of shares of the Reference Shares as a result of the triggering of any provision of the corporate charter of the Reference Share Issuer or otherwise, then, once the Reference Shares are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the stock dividend or distribution with respect to one share of the Reference Shares.

Non-Cash Dividends or Distributions

If the Reference Share Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of such Reference Share Issuer to all or substantially all holders of the Reference Shares (other than dividends, distributions or issuances referred to under “—Stock Splits and Reverse Stock Splits” or “—Stock Dividends or Distributions” above or “—Issuance of Transferable Rights or Warrants” or “—Extraordinary Cash Dividends or Distributions” below), then, once the Reference Shares are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of the Reference Shares and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Reference Shares means the arithmetic average of the closing prices of one share of the Reference Shares for the ten underlying business days prior to the underlying business day immediately preceding the Ex-Dividend Date of the dividend or distribution requiring an adjustment to the Share Adjustment Factor.

The “Ex-Dividend Date,” with respect to a dividend or other distribution on the Reference Shares means the first trading day on which transactions in the Reference Shares trade on the Relevant Exchange without the right to receive that dividend or other distribution.

The “Fair Market Value” of a distribution on the Reference Shares means the value of the property distributed in respect of one share of the Reference Shares in such distribution on the Ex-Dividend Date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the Ex-Dividend Date on a U.S. national securities exchange or on a non-U.S. securities exchange or market, the Fair Market Value per share or other unit of such distributed property will equal the closing price of one share or other unit of such distributed property on such Ex-Dividend Date, as determined by the calculation agent.

Notwithstanding the foregoing, a distribution on the Reference Shares described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also would require an adjustment under this section will not cause an adjustment to the Share Adjustment Factor under this “Non-Cash Dividends or Distributions” section and will only be treated as a Reorganization Event (as defined below) pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on the Reference Shares described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section will not cause an adjustment to the Share Adjustment Factor under this “Non-Cash Dividends or Distributions” section and will only cause an adjustment pursuant to the section entitled “—Issuance of Transferable Rights or Warrants.”

Extraordinary Cash Dividends or Distributions

If the Reference Share Issuer pays a dividend or makes another distribution consisting exclusively of cash to all or substantially all holders of the Reference Shares during any fiscal quarter during the term of the notes in an aggregate amount that, together with all other such cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “—Extraordinary Cash Dividends or Distributions” section, exceeds the Dividend Threshold, then, once the Reference Shares are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of the Reference Shares and the denominator of which is the amount by which such Current Market Price exceeds the aggregate amount in cash per share that the Reference Share Issuer distributes in such cash dividend or distribution together with all other cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “—Extraordinary Cash Dividends or Distributions” section to holders of the Reference Shares in excess of the Dividend Threshold for such dividend or distribution.

For the avoidance of doubt, the Share Adjustment Factor may be adjusted more than once in any particular quarterly fiscal period because of cash dividends or distributions that exceed the Dividend Threshold for such dividends or distributions. If the Share Adjustment Factor has been previously adjusted in a particular quarterly fiscal period because of a cash dividend or distribution that exceeds the Dividend Threshold for such dividend or distribution, a subsequent adjustment will be made if the Reference Share Issuer pays a cash dividend or makes another distribution during such quarterly fiscal period in an aggregate amount that, together with other such cash dividends or distributions since the last adjustment to the Share Adjustment Factor (because of cash dividends or distributions that exceed the Dividend Threshold) exceeds the Dividend Threshold for such dividend or distribution. Such subsequent adjustments to the Share Adjustment Factor will only take into account the cash dividends or distributions during such quarterly fiscal period made since the last adjustment to the Share Adjustment Factor because of cash dividends or distributions that exceed the Dividend Threshold.

The “Dividend Threshold,” with respect to a dividend or distribution, is equal to the sum of (x) the aggregate amount of any cash dividends or other cash distributions paid per share of the Reference Shares in the quarterly fiscal period in which the Ex-Dividend Date for such dividend or distribution occurs, plus (y) 10% of the closing price of one share of the Reference Shares on the trading day immediately preceding the Ex-Dividend Date.

Issuance of Transferable Rights or Warrants

If a Reference Share Issuer issues transferable rights or warrants to all holders of the Reference Shares holders to subscribe for or purchase shares of the Reference Shares, including new or existing rights to purchase shares of the Reference Shares, at an exercise price per share that is less than the closing price of one share of the Reference Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants, pursuant to a shareholder’s rights plan or arrangement or otherwise, and if the expiration date of such rights or warrants precedes the Maturity Date, then the Share Adjustment Factor will be adjusted on the business day immediately following the issuance of such transferable rights or warrants so that the new Share Adjustment Factor equals the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of shares of the Reference Shares that could be purchased in the market with the cash value of such rights or warrants distributed on one share of the Reference Shares.

The number of shares of the Reference Shares that could be purchased in the market will be based on the closing price of the Reference Shares on the date the new Share Adjustment Factor is determined. The cash value of such rights or warrants, if the rights or warrants are traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will equal the closing price of such rights or warrants, or, if the rights or warrants are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Share Adjustment Factor is determined, provided that if only two such bid prices are available, then the cash value of such rights or warrants will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such rights or warrants will equal such bid.

Reorganization Events

If, prior to the Maturity Date,

(a)	there occurs any reclassification or change of the Reference Shares, including, without limitation, as a result of the issuance of tracking stock by the Reference Share Issuer,

(b)
a Reference Share Issuer, or any surviving entity or subsequent surviving entity of such Reference Share Issuer (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity, or is the surviving entity but all outstanding shares of the Reference Shares are exchanged for or converted into other property,

(c)	any statutory exchange of the Reference Shares of a Reference Share Issuer or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	a Reference Share Issuer are liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
a Reference Share Issuer issues to all of its shareholders equity securities of an issuer other than such Reference Share Issuer, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-Off Event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of a Reference Share Issuer and is consummated and completed for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then the Final Share Price or, in the case of a Spin-Off Event, the Share Adjustment Factor will be adjusted as set forth below.

If a Reorganization Event with respect to the Reference Shares, other than a Spin-Off Event, occurs as a result of which the holders of the Reference Shares receive Exchange Property, then the closing price on any day for the Reference Shares will be determined by reference to the value of the Exchange Property following the effective date for such Reorganization Event. The value of the Exchange Property will be calculated as the sum of the values of the components of the Exchange Property as described below:

•
If the Exchange Property consists of securities (including, without limitation, securities of the Reference Share Issuer or securities of foreign issuers represented by American depositary receipts) traded on a U.S. national securities exchange or on a non-U.S. securities exchange or market (“Exchange Traded Securities”), the value of such Exchange Property will equal the closing price on the Relevant Exchange or market for such Exchange Traded Securities.

•
if the Exchange Property consists of cash, property other than Exchange Traded Securities or a combination thereof, the calculation agent will value such Exchange Property as if such Exchange Property was liquidated on the date holders of the Reference Shares received such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of such Exchange Property will equal the aggregate cash amount, including both the Exchange Property consisting of cash and the amount resulting from the valuation or liquidation of such non-cash Exchange Property.

“Exchange Property,” with respect to the Reference Shares that is subject to a Reorganization Event other than a Spin-Off Event, will consist of any shares of the Reference Shares that continue to be held by the holders of the Reference Shares and any securities, cash or any other assets distributed to the holders of the Reference Shares with respect to one share of the Reference Shares in or as a result of such Reorganization Event. In the event of any Reorganization Event in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash, as determined by the calculation agent in its sole discretion. No interest will accrue on any Exchange Property.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the adjustments contained herein.

In the case of a tender or exchange offer or going-private transaction for all the outstanding shares of the Reference Share Issuer that is consummated and completed for all or substantially all of such shares and that involves Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer or going-private transaction with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).

The calculation agent will be solely responsible for the determination and calculation of the Exchange Property if a Reorganization Event occurs, the value thereof and its effect on the Final Share Price.

If a Spin-Off Event with respect to the Reference Shares occurs, then, on and after the Ex-Dividend Date for the distribution of equity securities subject to such Spin-Off Event, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•
a fraction, the numerator of which is the closing price per share of the Reference Shares on the trading day immediately preceding the Ex-Dividend Date with respect to the Spin-Off Event and the denominator of which is the closing price per share of the Reference Shares on the trading day immediately succeeding the Ex-Dividend Date with respect to the Spin-Off Event.

As a result, following a Spin-Off Event, holders of the notes will not participate in any way in the returns or market performance of the equity securities issued to holders of the Reference Shares in such Spin-Off Event.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Reference Shares that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that they have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless  (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g.,  a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse